UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 25, 2016

OMNICOMM SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-25203	11-3349762
(Commission File Number)	(IRS Employer Identification No.)

2101 W. Commercial Blvd. Suite 3500, Ft. Lauderdale, FL	33309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 473-1254

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales Of Equity Securities.

On December 31, 2015, January 4, January 8, January 15, January 20 and January 25, 2016, OmniComm Systems, Inc. (the “Registrant”) entered into separate agreements with certain holders (“Holders”) of the Registrant’s 5% Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), pursuant to which the Registrant and each such Holder agreed to exchange the Holder’s Series A Preferred Stock and waive all accrued and unpaid dividends on the Series A Preferred Stock accrued through to the effective date of the agreement, for shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”). In the aggregate, the Registrant issued 7,643,376 shares of Common Stock (approximately 5.9% of the Registrant’s outstanding shares of Common Stock as of January 25, 2016 giving effect to the issuance, as previously reported in the Registrant’s Form 8-K filed November 20, 2015, of 37,023,517 shares of Common Stock prior to the date hereof) in exchange for 1,910,844 shares of Series A Preferred Stock and approximately $1,345,545 of accrued and unpaid dividends on the Series A Preferred Stock. The shares of Common Stock were issued in reliance upon the exemption set forth in Section 3(a)(9) of the Securities Act of 1933, as amended, for securities exchanged by the issuer and an existing security holder where no commission or other remuneration is paid or given directly or indirectly by the issuer for soliciting such exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OmniComm Systems, Inc.

Date: January 27, 2016	By:	/s/ Thomas E. Vickers
Thomas E. Vickers
Chief Accounting and Financial Officer